Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

         September 11, 2024

Stryker Corporation,

1941 Stryker Way,

Portage, Michigan 49002.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $750,000,000 principal amount of 4.250% Notes due 2029 (the “2029 Notes”) and $750,000,000 principal amount of 4.625% Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Securities”) of Stryker Corporation, a Michigan corporation (the “Company”), we, as your New York counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Michigan law, we note that you have received an opinion, dated September 11, 2024, of Warner, Norcross + Judd LLP. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under Michigan law, that the Indenture was duly authorized, executed and delivered by the Company insofar as Michigan law is concerned, that all corporate action by the Company related to the Securities was duly authorized as a matter of Michigan law and that the Securities have been duly authorized, executed, authenticated, issued and delivered insofar as Michigan law is concerned.

Stryker Corporation	-2-

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated September 4, 2024. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP